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                                  EXHIBIT 99.3
                                  ------------

                      Management's Discussion and Analysis
               of Financial Condition and Results of Operations
               ------------------------------------------------

     Effective January 1, 1998, Keystone Automotive Industries, Inc. ("Keystone") acquired Inteuro Parts Distributors, Inc. ("Inteuro") and Car Body Concepts, Inc. ("Car Body") in exchange for an aggregate of 2,000,000 shares of Keystone Common Stock which were issued to the shareholders of Inteuro and Car Body. The transactions were accounted for as "poolings of interest."

     Keystone's consolidated financial statements for the years ended March 31, 1995, March 29, 1996 and March 28, 1997 have been restated by combining Keystone's historical financial statements for those years with the financial statements of Inteuro and Car Body for the years ended December 31, 1994, 1995 and 1996, respectively.

     Keystone, Inteuro and Car Body are each engaged in the distribution of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks, primarily to collision repairs shops. While there were minor differences in the product lines distributed by Keystone, as compared to those distributed by Inteuro and Car Body at the time of the acquisitions, the businesses and operations of the three companies were substantially identical. Combining the results of operations of all three companies for the periods discussed above, resulted in increases in consolidated net sales for Keystone of 12.8% , 13.4% and 15.2% for the years ended March 31, 1995, March 29, 1996 and March 28, 1997 respectively. In addition, pro forma consolidated net income for Keystone increased by 43.4%, 8.9% and 28.5% for the years ended March 31, 1995, March 29, 1996 and March 28, 1997, respectively, in each case after reducing the combined net income of Inteuro and Car Body (taxed as subchapter "S" corporations under the Internal Revenue Code prior to their acquisitions by Keystone) at an assumed statutory rate of 39%. See Note 3 to the Consolidated Financial Statements of Keystone, attached as Exhibit 99.2 to the Form 8-K to which this Exhibit is attached.

     Other than the addition of the combined Inteuro/Car Body results of operations, the discussion of the results of operations and liquidity and capital resources of Keystone, as set forth in Keystone's Annual Report on Form 10-K for the year ended March 28, 1997 on file with the Securities and Exchange Commission, remains accurate in all material respects.